FOR IMMEDIATE RELEASE

IsoRay, Inc. REPORTS FISCAL YEAR 2013 RESULTS

Non-Prostate Revenues Up To 17% of Total Revenues

RICHLAND, Washington (September 30, 2013) – IsoRay Inc. (AMEX: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications, announced its financial results for the year ended June 30, 2013.

In fiscal year 2013, IsoRay continued to diversify with new studies for treating additional cancer sites in its continuing strategic refocus on non-prostate cancer treatments, which increased to approximately 17% of total sales in the fiscal year. Overall, sales declined slightly to $4,525,233 in fiscal year 2013 due to an extremely weak prostate treatment market affecting all industry participants. Many hospitals and physicians report their number of procedures has fallen significantly since a recent report suggested men should not get PSA testing. From fiscal year 2012 to fiscal year 2013, sales increased 7.0% from non-prostate treatments, including from the treatment of brain cancer, lung cancer, gynecological cancer, and head and neck cancer using Cesium-131 and from sales of the GliaSite® Radiation Therapy System, used to treat brain cancer.

IsoRay Chairman and CEO Dwight Babcock commented, “In 2013, we continue to hear and see during national presentations from our primary medical investigators that our Cesium-131 is proving to be an effective treatment and tolerated well by the patient. Following their participation in the initial studies, these physicians have continued to order Cesium-131 as their long term study data matures for analysis; citing increased quality of life, local control and extended life for their patients and in many cases, cancer remission. We continue our commitment to positioning IsoRay as a full body cancer treatment provider. In the non-prostate market, we continue to work on licensing new treatment facilities, many of which are taking 9 to 12 months to complete the regulatory process. Studies continue to report positive results for IsoRay’s products for both prostate and other cancers; most recently during the American Society for Radiation Oncology (ASTRO) annual meeting, six abstract papers were presented that addressed utilizing Cesium-131 in a variety of cancers and resulted in both US and international medical providers seeking further information from us at our booth. I am confident that Cesium-131 is the isotope of the future, which will prove to be the premier isotope providing safe and effective cancer treatment throughout the body.”

Major milestones achieved during the 2013 fiscal year include:

•	IsoRay’s University of Missouri contract was extended and a new contract entered into with a Russian supplier, providing redundancy of isotope supply with two dependable suppliers.

•	Abdominal wall cancer was treated for the first time at John D Archibold Center in Thomasville, Georgia by Drs. J .Steven Johnson and Allan S. Waller.

•	Cornell’s metastatic brain cancer study was expanded to a multi-institutional study and the other participating facilities are currently securing license amendments to permit use of Cesium-131.

•	Entered into an international distribution agreement for distribution in Greece once regulatory approvals are received in this market.

•	Drs. Sylvester and Moran’s ongoing prostate study using combined therapy continues to accrue patients.

•	MD Anderson’s intermediate prostate cancer study is completed and will be reported on as data matures for statistical reporting. This study will compare various isotopes and their effectiveness. MD Anderson continues to order Cs-131 following completion of the study.

•	Entered into an international distribution agreement for distribution in Australia and New Zealand once regulatory approvals are received in these markets.

•	Barrow Neurological Institute continues to accrue patients for its study of meningioma brain tumor cases utilizing IsoRay’s Cesium-131 seeds.

•	1st GliaSite RTS brain cancer patient treated internationally at the University Hospital of Rostock Germany.

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the year ended
	June 30,
	2013	2012

Product sales	$4,525,233	$5,071,088
Cost of product sales	4,375,057	4,367,884

Gross profit	150,176	703,204

Operating expenses:
Research and development expenses	627,107	780,579
Research and development reimbursement	-	(50,000)
Sales and marketing expenses	1,296,149	1,215,580
General and administrative expenses	2,294,173	2,355,015

Total operating expenses	4,217,429	4,301,174

Operating loss	(4,067,253)	(3,597,970)

Non-operating income (expense):
Interest income	664	747
Change in fair value of warrant liability	210,000	170,000
Financing and interest expense	(7)	(61,682)

Non-operating income (expense), net	210,657	109,065

Net loss	(3,856,596)	(3,488,905)
Preferred stock dividends	(10,632)	(10,632)

Net loss applicable to
common shareholders	$(3,867,228)	$(3,499,537)

Basic and diluted loss per share	$(0.11)	$(0.12)

Weighted average shares used in computing net loss per share:
Basic and diluted	34,423,420	28,621,831

Contact:

Investor Relations

(509) 375-1202

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About IsoRay, Inc
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed products and the GliaSite® Radiation Therapy System, future demand for IsoRay's existing and planned products, whether revenue, cash flows and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether IsoRay will be able to generate sales in the U.S. and its international markets, whether regulatory approvals and licenses will be obtained or maintained in foreign countries and in the U.S.; whether timely licensing of facilities for new treatments can be improved, whether our suppliers will provide adequate isotope supplies, whether additional studies will be published or presented with favorable outcomes from treatment with Cesium-131, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and future products, IsoRay's ability to reduce or maintain expenses while increasing sales, whether later studies support the findings of the initial studies, success of future research and development activities, patient results achieved using our products in both the short and long term, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our products, the success of our and our distributors' sales and marketing efforts, our suppliers' ability to produce adequate quantities of isotope meeting our quality control standards, and other risks detailed from time to time in IsoRay's reports filed with the SEC.